Amended Exhibit A

to Amended and Restated Investment Management Agreement

between

Diamond Hill Funds

and

Diamond Hill Capital Management, Inc.

Originally dated

November 17, 2011

Series	Fee Effective Date	Annual Fee as a percentage of the average daily net assets of the Fund
Long-Short Fund	July 1, 2001	0.90%
Small Cap Fund	July 1, 2001	0.80%
Corporate Credit Fund	February 28, 2015	0.45%
Financial Long-Short Fund	May 31, 2004	1.00%
Large Cap Fund	January 1, 2016	0.50%
Small-Mid Cap Fund	November 17, 2005	0.75%
Select Fund	November 17, 2005	0.70%
Research Opportunities Fund	November 17, 2011	1.00%
Mid Cap Fund	November 21, 2013	0.65%
High Yield Fund	November 19, 2015	0.50%
Short Duration Total Return Fund	August 1, 2016	0.35%
Core Bond Fund	May 26, 2016	0.30%

Previously Amended Exhibit A: November 21, 2013, February 28, 2015, November 19, 2015, January 1, 2016, February 28, 2016, and May 26, 2016

The effective date of this Amended Exhibit A is August 1, 2016

Diamond Hill Funds	Diamond Hill Capital Management, Inc.

By: __/s/ Gary R. Young________	By: __/s/ Thomas E. Line______________
Gary R. Young	Thomas E. Line
President	Chief Financial Officer